PRINCIPAL EXCHANGE-TRADED  FUNDS
SUB-ADVISORY AGREEMENT
PRINCIPAL GLOBAL INVESTORS, LLC SUB-ADVISED SERIES


AGREEMENT executed as of July 8, 2015 by and between PRINCIPAL MANAGEMENT CORPORATION
(hereinafter called "the Manager"), and PRINCIPAL GLOBAL
INVESTORS,  LLC. (hereinafter  called "the
Sub-Advisor").

W I T N E S S E T H:

WHEREAS,   the   Manager   is  the   manager   and   investment
adviser   to   each   Series   of   Principal Exchange-Traded
Funds, (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each Series of the Fund identified in Appendix A hereto (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with
copies properly certified or authenticated  of each  of  the
following  and  will  promptly  provide  the  Sub-Advisor   with
copies  properly   certified  or authenticated of any amendment
or supplement thereto:

(a)	Management Agreement (the "Management
Agreement") with the Fund;

(b)	The Fund's registration statement  and financial
statements as filed with the Securities and Exchange Commission;

(c)	The  Securities  and  Exchange  Commission's  Order
Approving  a Proposed  Rule  Change (Release No. 34-74886;
File No. SR-NYSEArca-2015-15) related to the exchange listing of the Series shares ( the"19b-4 Order").

(d)	The Fund's Declaration of Trust and By-laws;

(e)	Policies, procedures or instructions adopted or
approved by the Board of Trustees of the Fund relating to obligations and services to be provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of each Series, subject to the control and direction of the Manager and the Fund's Board of Trustees, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-
Advisor

The Sub-Advisor will:

(a)	Provide  investment  advisory  services,  including  but
not limited to research, advice and supervision for each Series.

(b)	Furnish to the Board of Trustees of the Fund for
approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for each Series consistent with each Series investment objective and policies.

(c)	Implement the approved investment program by
making recommendations for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's registration statement, 19b-4 Order, Declaration of Trust and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d)	Advise and assist the officers of the Fund, as requested
by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Trustees, and any appropriate committees of such Board, regarding the general conduct of the investment business of each Series.

(e)	Maintain, in connection with the Sub-Advisor's
investment advisory services obligations, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission thereunder, the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information, and the restrictions and limitations set forth in the 19b-4 Order.

(f)	Report to the Board of Trustees of the Fund at such
times and in such detail as the Board of Trustees may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of each Series are being observed.

(g)	Upon request, provide assistance and
recommendations for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Trustees.

(h)	Furnish, at its own expense, (i) all necessary investment
and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of each Series.

(i)	Open accounts with broker-dealers,  swap dealers,
clearinghouses and futures commission merchants ("broker-dealers"), select broker-dealers to effect all transactions for each Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate
commissions,   if  applicable.  To  the  extent  consistent  with
applicable   law, purchase or sell orders for each Series may be
aggregated with contemporaneous purchase or sell orders of
other clients of the Sub-Advisor. In such event allocation of securities or swaps so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Trustees providing such information as the number of aggregated trades to which each Series was a party, the broker-dealers  to whom such trades were directed and the
basis for the allocation  for the aggregated  trades.   The Sub-
Advisor shall use its best efforts to obtain execution of transactions for each Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of
commission   for  effecting  a securities or derivatives
transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer.


This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to each Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the
Sub-Advisor in managing the Series.   In addition, joint
repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(j)	Maintain all accounts, books and records with respect
to each Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940 (the "Investment Advisers Act"), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for each Series are the property of the Fund, agrees to preserve for the periods
described by Rule 31a-2 under the 1940 Act any records that it maintains for the Series and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for a Series upon request by the Fund or the Manager. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services the
Sub-Advisor provides to a Series.

(k)	Observe and comply with Rule 17j-1 under the 1940 Act
and the Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The
Manager acknowledges receipt of a copy of Sub-Advisor's current Code of Ethics. Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics along with certification that the Sub-Advisor has implemented procedures for administering the Sub-Advisor's Code of Ethics.

(I)	From time to time  as the Manager  or the Fund may
request, furnish the requesting party reports on portfolio transactions and reports on investments held by a Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Trustees at the Fund's principal place of business on due notice to review the investments of a Series.

(m)	Provide such information as is customarily provided by
a sub-advisor and may be required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of
1986, as amended (the "Code"), the 1940 Act, the Investment Advisers Act, the Securities Act of 1933, as amended
 (the
"Securities Act"), and any state securities laws, and any rule or regulation thereunder.

(n)	Respond  to tender  offers,  rights  offerings  and  other
voluntary corporate action requests affecting securities held by the Fund.

3.	Prohibited Conduct

In providing  the services described  in this agreement,  the
 Sub-
Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets; provided however the Sub-Advisor shall consult with Edge Asset Management, Inc. as necessary to discharge its responsibilities to the Principal EDGE Asset Income ETF.

4.	Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to each Series, the Manager shall pay the compensation specified in Appendix A to this Agreement.


5.	Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its trustees, directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the
Sub-Advisor or any of its trustees, directors,   officers,
employees, agents, or affiliates.

6.	Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Trustees of the Fund.

7.	Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

8.	Duration and Termination of This Agreement

This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the Board of Trustees of the Fund, including approval by the vote of a majority of the Board of Trustees of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval or (iii) if required by the 1940 Act, the date of its approval by amajority of the outstanding voting securities of the Series. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either
event by a vote of a majority of the Board of Trustees of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any
contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the
Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Trustees of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of  this
Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

9.	Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the
 Board of
Trustees of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.


10.	(a)	The Sub-Advisor acknowledges that the Series is
relying on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the Commodity Exchange Act ("Rule 4.5"). The Sub-Advisor will not exceed the de minimis trading limits set forth in Rule 4.5(c)(2)(iii).

	(b)	Each  of  the  Manager  and  the  Series  is  a
"qualified eligible person" as defined in U.S. Commodity Futures Trading Commission Regulation 4.7 (17 CFR 4.7) and Manager has authority to consent and does consent to Sub-Advisor treating it and the Series as an exempt account under regulation 4.7.

	(c)	The Manager represents and warrants that it is
a member of the National Futures Association (NFA) and is registered under the U.S. Commodity Exchange Act ("CEA") or is not required to be a member of the NFA because (i) it is exempt from registration under the CEA or (ii) it does not engage in activities that require such registration.

11.	General Provisions

(a)	Each party agrees to perform such further acts and
execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager and the Sub-
Advisor for this purpose shall be Principal Financial Group,
 Des
Moines,  Iowa 50392-0200.

(c)	The Sub-Advisor will promptly notify the Manager  in
writing of the occurrence of any of the following events:

(1)	the Sub-Advisor  fails to be registered  as an
investment
adviser  under  the  Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be
registered  as  an  investment  advisor   in  order  to  perform
  its
obligations   under  this Agreement.

(2)	the Sub-Advisor  is served  or otherwise  receives
 notice
of any action,  suit,  proceeding, inquiry or investigation, at law
or in equity, before or by any court, public board or body, involving the affairs of a Series.

(d)	The Manager shall provide (or cause the Series
custodian to provide) timely information to the
Sub-Advisor regarding such matters as the composition of the assets of a Series, cash requirements and cash available for
investment   in  a  Series,  and  all  other  reasonable
information
as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e)	This Agreement contains the entire understanding and
agreement of the parties.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY
FUTURES TRADING COMMISSION IN CONNECTION  WITH
ACCOUNTS   OF  QUALIFIED   ELIGIBLE   PERSONS,  THIS
BROCHURE   OR ACCOUNT DOCUMENT IS NOT REQUIRED TO
BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.
 THE COMMODITY FUTURES TRADING COMMISSION DOES NOT
PASS UPON THE MERITS OF PARTICIPATING IN A TRADING
PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF
COMMODITY   TRADING   ADVISOR    DISCLOSURE.
CONSEQUENTLY,    THE   COMMODITY FUTURES TRADING
COMMISSION HAS NOT REVIEWED OR APPROVED THIS
TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT
DOCUMENT.


IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

Principal Management Corporation

By:/s/ Michael J. Beer
Michael J. Beer, President and Chief Executive
Officer


Principal Global Investors, LLC

By:/s/ Cinda Whitten
Cinda Whitten
Director - Investment Operations

By:/s/ Thomas R. Pospisil
Thomas R. Pospisil, Assistant General Counsel


APPENDIX A

Sub-Advisor shall serve as investment sub-advisor for each Fund identified below. The Manager will pay Sub-Advisor, as full compensation for all services provided under this Agreement,
 a
fee, computed and paid monthly, at an annual rate as shown below of the Fund's net assets as of the first day of each month
allocated to Sub-Advisor's management.


If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.



Sub-Advisor Percentage Fee
as a Percentage of Net Assets

Principal EDGE Active Income ETF...................... 0.12%